EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of October 4, 2006 between Nice Cars Operations AcquisitionCo, Inc., a corporation incorporated pursuant to the laws of Delaware (hereinafter known as the "Corporation") and Victoria E. Lyle (hereinafter known as the "Employee") (this “Agreement”).

WHEREAS the Corporation desires to hire the Employee in the employment capacity set out hereinafter;

AND WHEREAS the Employee agrees to accept such employment on the terms and conditions hereinafter set forth;

NOW THEREFORE in consideration of the offer of employment, the mutual covenants herein contained, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by both of the parties hereto), the parties hereto agree as follows:

1.	EMPLOYMENT AND ACCEPTANCE OF DUTIES:

(a)
During the Period of Active Employment, as defined in section 1(c) hereunder, the Corporation shall employ the Employee and the Employee shall serve the Corporation, and its affiliate, Nice Cars Acceptance AcquisitionCo, Inc., in the position of Secretary of each entity. The Employee shall discharge the duties and services appertaining to such positions as determined by the Corporation, acting reasonably, as well as such additional duties and services appropriate to such position as determined from time to time by the Board of Directors of the Corporation acting reasonably. The Employee agrees that she shall, during the period of her employment hereunder, well and faithfully serve the Corporation and shall exercise the powers and authorities and fulfil the duties conferred upon him honestly, diligently, in good faith and in the best interests of the Corporation and its customers.

(b)
During the Period of Active Employment, the Employee shall devote her full time, attention and ability to performing the services prescribed pursuant to Section 1(a) hereof. The Employee understands that the hours of work involved will vary and be irregular and are those hours required to meet the responsibilities of the Employee as provided herein.

(c)
For the purposes of this Agreement, "Period of Active Employment" shall mean the period beginning on October 4, 2006, and terminating on October 4, 2011, unless terminated sooner upon the first of the following occurrences:

(i)	the termination of the Employee's Employment by the Corporation pursuant to Sections 5 or 6 of this Agreement;

(ii)	the termination of this Agreement by the Employee pursuant to Section 7 hereof;

(iii)	the death of the Employee; or

(iv)
if the Employee becomes Totally Disabled, as defined herein, during the Period of Active Employment. For the purposes of this Agreement, the Employee shall be deemed to be Totally Disabled if she becomes physically or mentally incapable of discharging all of her full-time duties hereunder and is eligible to receive long-term disability payments under any corporate disability insurance contract in effect at that time.

(d)	The Employee shall report directly to the Board of Directors of the Corporation.

2.	REMUNERATION AND BENEFITS:

(a)	In consideration of the Employee's undertaking and the performance of the obligations contained hereunder, the Corporation shall pay and grant to the Employee the following.

(i)	A salary of Two Hundred Seventy-two Thousand Seven Hundred Ninety-Two Dollars ($272,792) per annum, payable in equal bi-weekly installments and subject to applicable tax payroll deductions.

(ii)
Employee shall be entitled to receive a monthly bonus based upon Nice Cars' Net Pre-tax Income (as defined below). On a monthly basis, the Corporation shall prepare combined internal income statements ("Internal Statements") for the Corporation and its affiliate, Nice Cars AcquisitionCo, Inc. (and any successor entity to either of the foregoing) in a manner consistent with the past practice of those entities' respective predecessors (Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation) prior to the effective date of this Agreement. In preparing the Internal Statements, the Corporation shall exclude any costs, overhead or expenses associated with or that directly or indirectly result from Manchester, Inc.'s ownership of either of the entities. The resulting "Net Income" reflected on such Internal Statements shall be the Nice Cars' Net Pre-tax Income. Employee's monthly bonus shall equal 1.65% of Nice Cars' Net Pre-tax Income for the applicable month.

(iii)
Vacation according to the policies of the Corporation but in no event less than five (5) weeks of vacation per year. Employee shall provide reasonable notice to Corporation in advance of such vacation.

(iv)
The Employee may at her discretion participate at no cost in the Corporation’s group insurance plans, retirement plans and benefit plans applicable to the Employee during employment with the Corporation. Such benefit plans, and programs may include without limitation medical, health, and dental care, life insurance, short term and long term disability protection and qualified retirement plans. The Employee shall be subject to all applicable terms and conditions of such plans. The Corporation shall have the right to make reasonable amendments to any such benefit plan or arrangement made available hereunder.

(b)
The Corporation will reimburse the Employee in accordance with its normal policies and practices for travel and other expenses or disbursements reasonably and necessarily incurred or made by him in connection with the Corporation's business, including but not limited to professional dues and subscriptions, and memberships in professional and business associations. Without limiting the foregoing, the Corporation shall provide Employee at no cost an automobile from the Corporation's inventory for Employee's use. The Corporation shall reimburse Employee for all gas, maintenance and repair expenses in connection with the use of such automobile. The Corporation shall provide Employee at no cost a cell phone with unlimited minutes. The Corporation shall pay for all internet access costs necessary to permit Employee to work from home.

(c)	The Corporation shall withhold from any amounts payable under this Agreement such federal or provincial taxes and required statutory remittances pursuant to any applicable law or regulation.

3.	LOYALTY AND CONFIDENTIALITY:

In consideration of the employment provided by this Agreement, the Employee agrees with the Corporation as follows:

(a)
Confidentiality: Except in the normal and proper course of her duties hereunder the Employee will not publish, communicate, use for her own account, or disclose to any other Person without the prior consent of the Corporation, during or after the Period of Active Employment, any confidential or proprietary information or material (“Confidential Information”) relating to the Corporation's operations, business, customers, and services which she may obtain from the Corporation or its officers, directors, or employees, or otherwise by virtue of the Employee's employment by the Corporation. The parties agree that such Confidential Information is deemed proprietary to the Corporation, and all intellectual property rights contained therein, or derived therefrom, shall at all times remain the exclusive property of the Corporation. “Confidential Information” includes, without limitation, the following types of information or material, both existing and contemplated, regarding the Corporation or its parent, affiliated or subsidiary corporations ("Related Companies"), and third party vendors, corporate information, including contractual arrangements, plans, strategies, tactics, policies, supply agreements, and any litigation or negotiations; sales, strategies, methods, customer, and customer lists, educational and training materials, reports, disks, tapes, prospects and market research data; financial information, including cost and performance data, debt arrangements; personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations; and, technical information, including programs, and source codes. Notwithstanding the above, any part of the foregoing Confidential Information shall not be considered confidential or proprietary information to the extent that it: (I) is in the public domain through no wrongful act or breach on the part of the Employee or any third party, or (II) was approved for release by written authorization of the Corporation, or (III) is already known by the Employee at the time of disclosure by the Corporation without similar confidentiality restrictions, or (IV) is or is directly related to a Prior Invention or has been or is independently developed by the Employee as shown by prior written evidence, or (V) is required to be disclosed by the Employee pursuant to a court or administrative order (and the Employee shall promptly inform the Company of any such order to allow the Company, at its expense, to oppose any such order).

(b)
Return of Documents: The Employee agrees that any and all documents or other data, sound or image recordings, fixed in any material form, and property of any nature pertaining to activities and services of the Corporation or to its Related Companies, including the information or materials covered by section 3(a) hereof, in her possession now or at any time during the Period of Active Employment, are and shall be the property of the Corporation and its Related Companies, and that all such documents and all copies of them shall be surrendered forthwith to the Corporation whenever requested by the Corporation. Upon termination of Employee's employment with Employer, Employee agrees to return to Employer all copies and originals of all documents generated by or belonging to Employer or any other documents which may have come into the possession of Employee from Employer as a result of Employee's employment with Employer, including documents containing customer information. Nothing herein shall affect or impair Employee's right to retain personal documents, including without limitation address books, diaries, Rolodex cards, and telephone directories, provided such documents do not contain confidential information.

(c)
Intellectual Property: The Employee agrees that all rights and title to materials produced by Employee under this Agreement whether in written form, pictorial or other documentary or reproducible form, and in any medium whatsoever, belong exclusively to Corporation and shall be considered works made for hire. Any and all copyrights and other “Intellectual Property Rights” in and to such works are and shall be the sole property of the Corporation. “Intellectual Property Rights” for the purposes of this Agreement include copyright, patents, trade-marks, industrial designs, design marks, electronic icons, computer code, software architecture, programming methods, system configurations, business methods, business plans, system flowcharts, system designs, technologies, drawings, technical information, know-how, processes, or trade secrets, or any modifications, enhancements, or improvements of any of the foregoing. To the extent that any materials or works of authorship may not, by operation of law, be works made for hire, this Agreement will constitute an irrevocable assignment by the Employee to the Corporation of the ownership of, and all intellectual property rights in such items, and Corporation will have the right to obtain and hold in its own name all registrations which may be available in the works. The Employee agrees to execute all documents reasonably requested by Corporation and to render, at Corporation's sole expense, whatever reasonable assistance the Corporation may request to enable the Corporation to perfect its security interest in and to such intellectual property rights whether in the United States, or elsewhere in the world. If the Corporation is unable for any reason, after reasonable and documented effort, to obtain the Employee’s signature on any document needed in connection with the actions described in this Section 3(c), the Employee hereby irrevocably designates and appoints the Corporation and its duly authorized officers and agents as the Employee’s agent and attorney in fact to act for and in Employee’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Employee.

(d)
Employee and Employer acknowledge that any breach or threatened breach by Employee of the provisions of this Section 3 may cause irreparable harm to Employer, which harm may not be fully redressed by the payment of damages to Employer. In addition, Employee and Employer acknowledge that Employer may be entitled, in addition to any other right and remedy it may have, at law or in equity, to an injunction, enjoining or restraining Employee from any violation or threatened violations of this Section 3.

4.	EMPLOYMENT RESTRICTIONS:

In consideration of the employment provided by this Agreement, the Employee agrees with the Corporation as follows:

(a)
Definitions: For the purposes of sections 4(b) through 4(d), the words “Business”, “Customer”, “Person”, “Prohibited Area”, “Prospective Customer” and “Restricted Period” shall have the meanings set out below:

(i)	“Business” means the provision of or development of a “buy-here pay-here” automobile business.

(ii)	"Customer" shall mean any Person to whom the Employee has supplied goods or services, either directly, or indirectly on behalf of the Corporation, at any time during the term of this Agreement;

(iii)	"Person" includes, without limitation, an individual, corporation, partnership, joint venture, association, trust, firm, unincorporated organization or other legal or business entity;

(iv)	"Prohibited Area" shall mean the United States of America.

(v)
"Prospective Customer" shall mean any Person to whom the Corporation or the Related Companies has (I) directly or indirectly and specifically offered, through written proposal or other written instrument, to supply goods or services; or (II) targeted, as evidenced by written memorandum or otherwise documented in sales forecasts, business plans or similar document, as a possible purchaser of the Corporation’s goods or services, at any time during the 12 months prior to the termination of this Agreement, howsoever arising and the Employee, acting reasonably, would have knowledge of such Persons;

(vi)	"Restricted Period” shall mean the period beginning on the date of this Agreement and ending twenty-four (24) months following the termination of this Agreement, howsoever arising.

(b)
Non-Solicitation of Customers: The Employee hereby agrees that she shall not during the Restricted Period within the Prohibited Area, whether on her own behalf or in conjunction with or on behalf of any other Person, directly or indirectly, except on behalf of the Corporation, (i) solicit, (ii) assist in soliciting, (iii) accept, (iv) facilitate the acceptance of, or (v) deal with any Customer or Prospective Customer of the Corporation, as an employee, director, shareholder, principal, agent, consultant or in any other capacity whatsoever, for the purpose of providing or selling to such Customer or Prospective Customer products or services which are the same as, similar to, or competitive with the Business.

(c)
Non-Solicitation of Employees: The Employee hereby agrees that she will not during the Restricted Period, either on her own behalf or in conjunction with or on behalf of any other Person, directly or indirectly, except on behalf of or with the prior written consent of the Corporation induce, solicit, entice or procure any employee or consultant of the Corporation to leave such employment or relationship, as the case may be.

5.	TERMINATION FOR JUST CAUSE:

The Corporation shall be entitled, in its sole discretion, to forthwith terminate the employment of the Employee hereunder, without advance notice, for just cause as determined by statute or common law by so advising the Employee in writing. For the purpose of this Agreement, the following acts or omissions committed or omitted during the term of this Agreement constitutes just cause, provided, however, "Just Cause" within the meaning of this Section shall in any event not include any act done or committed by Employee in the exercise of business judgment which is not unreasonable under all the facts and circumstances involved:

(a)
if the Employee is in material breach of any of the provisions of this Agreement, including without limitation the conditions outlined in section 1 of this Agreement, provided the Employee receives seven (7) business days prior written notice of the breach detailing the complained of breach and fails to remedy such breach within said seven (7) day period;

(b)
if the Employee is convicted of an indictable offence or a felony involving moral turpitude, including, without limitation, theft, fraud, embezzlement, forgery, misappropriation or wilful misapplication by a court of final and competent jurisdiction;

(c)	if the Employee is found in any civil, administrative or regulatory proceeding of competent jurisdiction to have breached a fiduciary duty to the shareholders of the Corporation; or

(d)	if the Employee engages in conduct that is intentionally and materially detrimental to the best interests of the Corporation.

If the Corporation terminates this Agreement for just cause under this Section, the Corporation shall not be obligated to make any further payments under this Agreement except amounts due and remaining unpaid as of the effective date of such termination.

6.	TERMINATION ON NOTICE:

(a)
The Corporation shall be entitled, in its sole discretion, at any time to terminate the employment of the Employee hereunder without just cause for any reason whatsoever by so advising the Employee in writing. If the Corporation terminates the employment of the Employee pursuant to this section during the five (5) year period beginning October 4, 2006, and concluding October 4, 2011 (the "Five Year Period"), the Corporation shall provide to the Employee a lump sum payment in lieu of notice equalling Employee's Average Monthly Compensation (as defined below) multiplied by the number of remaining months in the Five Year Period. Employee's "Average Monthly Compensation" shall mean Employee's average monthly compensation (including salary, bonus and other compensation) during the twenty-four month period immediately prior to the date of termination (including months prior to the effective date of this Agreement if the date of termination occurs within the first twenty-four months of the Five Year Period). The Corporation shall provide the Employee such payment in a lump sum on or before the date of the Employee’s active termination of employment. The Employee hereby agrees that if the Corporation terminates in accordance with this provision, the Employee's entitlements in accordance with this section shall constitute her full and final entitlements, and she shall have no additional claims for bonus, salary, other compensation, notice or pay in lieu of notice at common law or otherwise against the Corporation.

(b)
In the event of termination pursuant to section 6(a), the Corporation’s medical and health benefit plans in which the Employee is enrolled shall cease twenty-four (24) months from the date of the Employee’s termination of employment, except long term and short term disability which shall cease effective the date the Employee receives notice of termination.

7.	RESIGNATION OR CESSATION OF SERVICES BY EMPLOYEE:

(a) Resignation. The Employee shall be entitled, in her sole discretion, to forthwith terminate her employment hereunder upon sixty (60) days prior written notice to the Corporation. The Corporation may waive the notice, in whole or in part, in which event it will pay to the Employee what the Employee would otherwise have earned during the sixty (60) day (or part thereof if such Company waiver is during the notice period) notice period aforesaid and the Employee shall be entitled to her benefits during the balance of the sixty (60) day period.

If the Employee terminates her employment for any reason, the Corporation shall have no further obligations or responsibilities to the Employee after the expiry of the above-noted sixty (60) day period. In the event of a buyout, merger, or any other event that results in a Change of Control, as defined herein, the Employee may elect to resign within sixty (60) days of the completion of such event, with all of the rights, entitlements, and obligations outlined in Section 6 (a) and (b) herein.

For purposes of this Agreement, “Change of Control” means any of:

(i)
the acquisition, directly or indirectly and by any means whatsoever (including, without limitation, through an acquisition of the voting shares of the Corporation or of any company which is in a position to exercise effective control of the Corporation), by any person, or by a group of persons acting jointly, or in concert, that results in a de facto change of control;

(ii)
any transaction or series of transactions, whether by way of reconstruction, reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise, whereby assets of the Corporation become the property of any other person (other than an affiliate of the Corporation) if such assets which become the property of any other person have a fair market value (net of the fair market value of any liabilities which become obligations of such other person as part of the same transaction) equal to one-half or more of the net worth of the Corporation immediately before such transaction;

(iii)
the completion of any transaction or the first of a series of transactions which would have the same or similar effect as any transaction or series of transactions referred to in paragraph (i) to (ii) above; or

(iv)
a change, whether by way of a change in the holding of the Voting Shares, in the ownership of the Corporation’s assets, the composition of the Board of Directors or by any other means, as a result of which there is a change in any person, or any group of persons acting jointly or in concert, who is in a position to exercise effective control of the Corporation.

(b) Cessation of Services Due to Death or Total Disability.

In the event of Employee's death or becoming Totally Disabled, as defined herein, during the term of this Agreement, Employee's employment hereunder shall terminate as of Employee’s date of death or upon becoming Totally Disabled.

In the event of Employee's death or becoming Totally Disabled, as defined herein, during the term of this Agreement, the Corporation shall be required to pay to Employee an amount equal to Employee's Average Monthly Compensation multiplied by six (6). The termination of the Employee in accordance with this section is not intended to prejudice the Employee’s eligibility for long-term disability benefits under the Corporation’s policy, and if necessary to protect the Employee’s eligibility, the Corporation at its sole discretion shall have the option to terminate hereunder at the expiration of the long-term disability period only.

8.	RESULTS OF TERMINATION:

Upon termination or resignation of the Employee's employment pursuant to Sections 5, 6 or 7 of this Agreement, the employment of the Employee shall be wholly terminated, with the exception of clauses specifically contemplated to continue in full force and effect beyond the termination of this Agreement, including those set out in Sections 3 and 4.

9.	ASSIGNMENT:

This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, the legal personal representatives of the Employee and the successors and assigns of the Corporation. The rights of the Employee under this Agreement are not assignable or transferable in any manner. Employee recognizes that this Agreement is personal to Employee and that none of Employee's obligations under this Agreement may be assigned or delegated by Employee. The Corporation may assign all of its rights and obligations under this Agreement by operation of law or upon the bona fide sale or other transfer of all or substantially all of its assets and business and it shall be made a condition of any such assignment that the purchaser or transferee agrees to assume all the rights and obligations of the Corporation under this Agreement.

10.	SEVERABILITY:

Any article, section, subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed here from and ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall be severed from any illegal, invalid or unenforceable article, section, subsection or other subdivision of this Agreement. The parties also agree that if any covenant or provision in this Agreement is determined to be void or unenforceable at law due to a period of time, geographical area or otherwise, then such covenant or provision of this Agreement, shall be reduced in scope or amended, as to term, geographical area or otherwise to the extent required so that the covenant or provision, as so reduced or amended, is enforceable at law and the unenforceable portion shall be deemed to be severed from the balance of the provision or this Agreement, which balance shall survive and be of full force and effect.

11.	WAIVER:

Failure of either party to this Agreement to rely on any provision contained herein shall not constitute a precedent or be deemed a waiver of such provision on any subsequent occasion or in regard to any other provision of this Agreement.

12.	ENTIRE AGREEMENT:

This Agreement constitutes the entire agreement between the parties with respect to the employment of the Employee and any and all previous agreements or representations, written or oral, express or implied between the parties or on their behalf relating to the employment of the Employee by the Corporation are terminated and cancelled.

13.	GOVERNING LAW:

This Agreement shall be governed by and construed in accordance with the laws of Georgia.

14.	HEADINGS:

The headings utilised in this Agreement are for convenience only and are not to be construed in any way as additions or limitations of the covenants and agreements contained in this Agreement.

15.	NOTICES:

Any notice required or permitted to be given to the Employee shall be sufficiently given if delivered to the Employee personally, including without limitation if mailed by registered mail or internationally recognized courier to:

Victoria E. Lyle
990 Battlefield Parkway
Fort Oglethorpe, Georgia 30742

with a copy to:

Mark A. Cunningham
Chambliss, Bahner & Stophel, P.C.
1000 Tallan Building
Two Union Square
Chattanooga, Tennessee 37402-2500

Any notice required or permitted to be given to the Corporation shall be sufficiently given if delivered personally or if mailed by registered mail to the Corporation to:

c/o Manchester Inc.
100 Crescent Court, 7th Floor, Dallas, Texas 75201
Attention: Corporate Secretary

With a copy to:
Wuersch & Gering LLP
Attention: Travis L. Gering
100 Wall Street – 21st Floor
New York, NY 10005

16.	LEGAL ADVICE:

The Employee hereby represents and warrants to the Corporation that she has had sufficient opportunity to seek and obtain legal advice with respect to this Agreement and that she fully understands the nature and effect of this Agreement and that she is entering into it freely and voluntarily.

17.	DOLLAR AMOUNTS:

Unless specifically stated otherwise, all references herein to dollar amounts refer to United States’ dollars.

18.	AMENDMENTS:

It is recognized that there may be amendments to this Agreement. No significant amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto.

19.	COUNTERPARTS:

This Agreement may be executed in counterparts all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first above written. Each page of this Agreement is initialled and dated by the Employee.

THE EMPLOYEE:

/s/ Victoria E. Lyle
Name: Victoria E. Lyle

THE CORPORATION: NICE CARS OPERATIONS ACQUISITIONCO, INC.

By:	/s/ Richard Gaines
Name: Richard Gaines
Title: President